SUB-ITEM 77I:  Terms of new or amended securities

Investor Class Shares

Prospectus offering Investor Class shares of  the Masters’ Select Equity Fund & the Masters’ Select International Fund was filed with the Securities and Exchange Commission by EDGAR on April 30, 2009 in Post-Effective Amendment No. 43 to the Registration Statement on Form N1-A, and is incorporated by reference herein.